UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2011, Apollo Commercial Real Estate Finance, Inc. (the “Company”), through an indirect wholly-owned subsidiary as borrower and on behalf of itself as guarantor, entered into an amendment letter (the “Amendment Letter”) related to its Master Repurchase and Securities Contract with Wells Fargo Bank, N.A. (the “Wells Facility”), which was originally entered into in August 2010, to increase its maximum permitted borrowing under the facility from $250 million to $506 million in order to pay down its borrowings under the Term Asset-Backed Securities Loan Facility (“TALF”) program administered by the Federal Reserve Bank of New York and to finance the commercial mortgage-backed securities (“CMBS”) that had been financed under the TALF program. The Amendment Letter additionally adjusts the pricing margin for all assets financed under the Wells Facility occurring after December 22, 2011 from 1.25% to 1.50%, and adds a minimum liquidity covenant, requiring the Company to maintain at all times an amount in Repo Liquidity (as generally defined under the Wells Facility to include all amounts held in the collection account established under the Facility for the benefit of Wells Fargo Bank, N.A., cash, cash equivalents, super-senior CMBS rated AAA by at least two rating agencies, and total amounts immediately and unconditionally available on an unrestricted basis under all outstanding capital commitments, subscription facilities and secured revolving credit or repurchase facilities) no less than the greater of 10% of total consolidated recourse indebtedness of the Company and $12.5 million. Advances under the Wells Facility accrue interest at a per annum pricing rate equal to the sum of (i) 30 day LIBOR and (ii) the applicable pricing margin. The Wells Facility matures in August 2012, with a one-year extension available at the Company’s option on all assets financed on or prior to December 22, 2011, subject to certain restrictions, and upon the payment of an extension fee equal to 0.25% on the then aggregate outstanding repurchase price for all such assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Stuart A. Rothstein Chief Financial Officer

Date: December 29, 2011